As Filed with the Securities and Exchange Commission on November 6, 2002

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                          AMERISOURCEBERGEN CORPORATION
               (Exact Name of Registrant as Specified in Charter)

             DELAWARE                                           23-3079390
  (State or Other Jurisdiction of                            (I.R.S. Employer
  Incorporation or Organization)                          Identification Number)

                          1300 Morris Drive, Suite 100
                      Chesterbrook, Pennsylvania 19087-5594
                                 (610) 727-7000
                   (Address, including zip code, and telephone
             number, including area code, of Registrant's principal
                               executive offices)

          AMERISOURCEBERGEN CORPORATION 2001 DEFERRED COMPENSATION PLAN
            AMERISOURCEBERGEN CORPORATION 2001 RESTRICTED STOCK PLAN
                            (Full title of the plan)

                           William D. Sprague, Esquire
                          AmerisourceBergen Corporation
                          1300 Morris Drive, Suite 100
                           Chesterbrook, PA 19087-5594
                     (Name and address of agent for service)

                                 (610) 727-7000
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================
Title of shares to be       Amount to be         Proposed              Proposed               Amount of
registered                  registered (1)(2)    maximum               maximum                registration fee
                                                 offering price per    aggregate offering
                                                 share                 price
------------------------------------------------------------------------------------------------------------------
       Common Stock              60,000             $ 69.48 (3)        $  4,168,800 (3)        $  383.53
     ($.01 par value)

   Deferred Compensation    $15,265,000                 100%           $ 15,265,000            $1,404.38
        Obligations

------------------------------------------------------------------------------------------------------------------
           Total                                                       $ 19,433,800            $1,787.91
==================================================================================================================

(1) This registration statement (the "Registration Statement") registers the issuance of (a) 60,000 shares of Common Stock, par value $.01 per share (the "Common Stock") of AmerisourceBergen Corporation (the "Registrant") which are available for issuance, consisting of: (i) 10,000 shares of Common Stock under the AmerisourceBergen Corporation 2001 Deferred Compensation Plan (the "Deferred Plan"), and (ii) 50,000 shares of Common Stock under the AmerisourceBergen Corporation 2001 Restricted Stock Plan (the "Restricted Stock Plan" and together with the Deferred Plan, the "Plans"), and (b) $15,265,000 of deferred compensation obligations (the "Deferred Compensation Obligations") of the Registrant under the Deferred Plan. The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future pursuant to compensation deferral elections made by participants in the Deferred Plan in accordance with the terms of the Deferred Plan. This Registration Statement also registers the issuance of deferral elections relating to shares of Common Stock to be issued under the Restricted Stock Plan.

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended, (the "Securities Act") this Registration Statement shall be deemed to cover an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Plans for any future stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Registrant.

(3) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices reported for shares of Common Stock of the Registrant on the New York Stock Exchange on November 5, 2002 with respect to 60,000 shares of Common Stock authorized for issuance under the Plans.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.           Plan Information.

                  The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plans as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the "Commission"), but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.           Registrant Information and Employee Plan Annual Information.

                  AmerisourceBergen Corporation (the "Registrant") will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to AmerisourceBergen Corporation, 1300 Morris Drive, Suite 100, Chesterbrook, Pennsylvania 19087, Attention:
William D. Sprague, Esq.; telephone number (610) 727-7000.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

                  The following documents which have been filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

                  (a) The Registrant's latest Annual Report on Form 10-K filed on December 28, 2001 for the year ended September 30, 2001;

                  (b) The Registrant's Amendment No. 1 to the Annual Report for the year ended September 30, 2001 filed on Form 10-K/A on August 14, 2002;

                  (c) The Registrant's Quarterly Report on Form 10-Q filed on February 14, 2002 for the quarter ended December 31, 2001;

                  (d) The Registrant's Quarterly Report on Form 10-Q filed on May 15, 2002 for the quarter ended March 31, 2002;

                  (e) The Registrant's Quarterly Report on Form 10-Q filed on August 14, 2002 for the quarter ended June 30, 2002;

                  (f) The Registrant's Amended Current Report on Form 8-K/A dated October 29, 2001, amending the Form 8-K dated August 29, 2001;

                  (g) The Registrant's Current Report on Form 8-K dated August 14, 2002;

                  (h) The Registrant's Current Report on Form 8-K dated November 5, 2002; and

                  (i) The description of the Common Stock contained in the Registration Statement on Form S-4 (File No. 333-61440), filed with the Commission on May 23, 2001, as amended, and the prospectus filed pursuant to Rule 424(b)(3), filed with the Commission on August 1, 2001, including any amendments or reports filed for the purpose of updating such description in which there is described the terms, rights and provisions applicable to the Registrant's Common Stock.

                  All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.           Description of Securities.

          AmerisourceBergen Corporation 2001 Deferred Compensation Plan

                  The following description of the Deferred Compensation Obligations of the Registrant under the AmerisourceBergen Corporation 2001 Deferred Compensation Plan (the "Deferred Compensation Plan") is qualified by reference to the Deferred Compensation Plan, which is included as an exhibit to this Registration Statement. The shares of Common Stock issuable under the Deferred Compensation Plan are not described herein as they are registered pursuant to Section 12 of the Securities Exchange Act of 1934. Capitalized terms used in this Item 4 description of the Deferred Compensation Plan and not otherwise defined in this Registration Statement shall have the respective meanings assigned to such terms in the Deferred Compensation Plan. The Deferred Compensation Obligations incurred by the Registrant under the Deferred Compensation Plan will be unsecured general obligations of the Registrant to pay the compensation deferred in accordance with the terms of the Deferred Compensation Plan and will rank equally with other unsecured and unsubordinated indebtedness of the Registrant, from time to time outstanding, payable from the general assets of the Registrant.

                  Under the Deferred Compensation Plan, the Registrant will provide certain eligible management employees and non-employee directors with the opportunity to defer a specified amount of cash compensation. The amount of compensation deferred by each Participant is determined in accordance with the Deferred Compensation Plan based upon the Participant's elections. Subject to a minimum scheduled deferral amount that may be set by the Plan Administrator, Employee Participants may elect to defer any amount of compensation for each year they make a deferral election. Election forms must be filed for each year a Participant wishes to defer compensation and each form shall specify the method of payment of benefits and the time such payment is to commence.

                  A Participant must file an election form prior to January 1 of that year or within 30 days after being selected to participate if other than at the beginning of the Plan Year. An election to defer compensation attributable to amounts earned under a long-term incentive plan is subject to the approval of the Committee and must be filed at least twelve months prior to the date the amounts are otherwise scheduled to be paid under that incentive plan.

                  Deferred compensation will be credited as Cash Credits, Fund Credits or Stock Credits, depending upon the availability of Fund Credits and Stock Credits as determined by the Board of Directors, based upon the election of the Deferred Compensation Plan Participant. Cash Credits and Fund Credits will be paid in cash and Stock Credits will be paid in shares of the common stock of the Registrant ("Common Stock"). The amounts distributed will be based upon the amounts deferred, as increased or decreased for deemed investment in funds or Common Stock, as designated by the Participant from choices offered by the Registrant, plus accrued interest and dividends ("Deferred Benefits"). The Deferred Benefits will be distributed by the Registrant in accordance with the terms of the Deferred Compensation Plan and payment will be made at the times elected by the Participant in accordance with the Election Form.

                  Subject to terms and conditions established by the Board of Directors, the Company may also credit amounts to a Participant as a company contribution in the manner elected by the Participant as a Cash Credit, Fund Credit or Stock Credit. The Board of Directors has the sole power to determine whether and the extent to which credits are offered.

                  The Compensation deferred under the Deferred Compensation Plan will continue for all purposes to be part of the general funds of the Registrant and the Participant's Deferred Benefit will at all times represent the general obligation of the Registrant. Each Participant will be a general creditor of the Registrant with respect to all of the Registrant's deferred compensation obligations to the Participant under the Deferred Compensation Plan, and will not have a secured or preferred position with respect to his or her Deferred Benefit. Nothing contained in the Deferred Compensation Plan shall be deemed to create a trust or any fiduciary relationship of any kind.

                  Under the terms of the Deferred Compensation Plan, the right of a Participant in or to amounts credited to the account of a Participant are not assignable, transferable or subject to be taken in execution by levy, attachment or garnishment, and any purported transfer, assignment, encumbrance or attachment is void. The Registrant, by action of the Board of Directors, without the consent of Participants, may amend or modify the Deferred Compensation Plan at any time, except that no such action shall reduce or in any manner adversely affect the rights of any Participant with respect to benefits that are payable or may become payable under the Deferred Compensation Plan based upon the balance of the Participants' accounts as of the effective date of such action. The Registrant, by action of the Board of Directors, also reserves the right at any time, or from time to time, to terminate the Deferred Compensation Plan.

                  AmerisourceBergen Corporation 2001 Restricted Stock Plan

                  The AmerisourceBergen Corporation 2001 Restricted Stock Plan (the "Restricted Stock Plan") allows participants to elect to defer the receipt of restricted stock to which restrictions have lapsed pursuant to the terms of an award and the Restricted Stock Plan (the "Deferral Elections"). The following description of the Deferral Elections which may be made pursuant to the Restricted Stock Plan is qualified by reference to the Restricted Stock Plan, which is included as an exhibit to this Registration Statement. The shares of Common Stock issuable under the Restricted Stock Plan are not described herein as they are registered pursuant to Section 12 of the Securities Exchange Act of 1934. Capitalized terms used in this Item 4 and not otherwise defined in this Registration Statement shall have the respective meanings assigned to such terms in the Restricted Stock Plan. The Deferral Elections will be unsecured obligations of the Registrant to pay the shares deferred in accordance with the terms of the Restricted Stock Plan. The Restricted Stock Plan is administered by the Compensation Committee of the Board of Directors or such other committee of the Board of Directors as may be designated by the Board of Directors for the purpose of administering the Restricted Stock Plan from time to time (the "Committee").

                  Under the Restricted Stock Plan, the Registrant will provide non-employee directors with the opportunity to defer receipt of Common Stock to which forfeiture restrictions may lapse for a period of time which is established by the Committee. A Deferral Election must be filed by the last day of the calendar year ending more than one year before the first day of the calendar year in which the applicable restrictions may lapse. If the restrictions on an award of restricted stock do not lapse before the distribution date identified in a Deferral Election because of a failure to satisfy any condition precedent, a Deferral Election will be null and void. Shares subject to a Deferral Election will be distributed by the Registrant in accordance with the Restricted Stock Plan.

                  The right to receive shares of Common Stock deferred under the Restricted Stock Plan will at all times represent the general obligation of the Registrant. Each participant will be a general creditor of the Registrant with respect to his or her Deferral Elections. Nothing contained in the Restricted Stock Plan will be deemed to create an escrow, trust, custodial account or fiduciary relationship of any kind. Nothing contained in the Restricted Stock Plan or an award of restricted stock will be construed to eliminate any priority or preferred position of a grantee in a bankruptcy matter with respect to claims for wages. The right to receive shares subject to a Deferral Election will not be subject in any manner to attachment or other legal process, assignment or encumbrance.

                  The Board of Directors of the Registrant has the authority to terminate the Restricted Stock Plan at any time. Furthermore, the Restricted Stock Plan may be amended by the Board of Directors or the Compensation Committee at any time. No award of restricted stock granted under the Restricted Stock Plan will be affected by any such termination or amendment without a participant's written consent.

Item 5.           Interests of Named Experts and Counsel.

                  Not applicable.

Item 6.           Indemnification of Directors and Officers.

                  Delaware law provides that a corporation may include in its certificate of incorporation a provision limiting or eliminating the personal liability of its directors to the corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a director, except for:

                  . a breach of duty of loyalty to the corporation or its stockholders;

                  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

                  . payment under Section 174 of the Delaware law, which pertains, among other things, to liability for the unlawful payment of a dividend or the repurchase or redemption of stock in violation of Delaware law; or

                  . any transaction from which the director derived an improper personal benefit.

                  The amended and restated certificate of incorporation of AmerisourceBergen Corporation provides that the directors of AmerisourceBergen Corporation are entitled to the benefits of all limitations on the liability of directors that are now or hereafter become available under Delaware law. Specifically, no director of AmerisourceBergen Corporation will be liable to AmerisourceBergen Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to AmerisourceBergen Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware law, or (d) for any transaction from which the director derived an improper personal benefit.

                  Under Delaware law, a corporation may indemnify directors and officers:

                  . for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation; and

                  . with respect to any criminal action or proceeding, if they had no reasonable cause to believe that their conduct was unlawful.

                  In addition, Delaware law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

                  The amended and restated certificate of incorporation of AmerisourceBergen Corporation provides that AmerisourceBergen Corporation will indemnify any person who is or was a director or officer of AmerisourceBergen Corporation, or is or was serving at the request of AmerisourceBergen Corporation as a director, officer or trustee of another corporation, trust or other enterprise, with respect to actions taken or omitted by such person in any capacity in which such person serves AmerisourceBergen Corporation or such other corporation, trust or other enterprise, to the full extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification will continue as to a person who has ceased to be a director, officer or trustee, as the case may be, and will inure to the benefit of such person's heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, AmerisourceBergen Corporation shall not be obligated to indemnify any person in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized in advance, or unanimously consented to, by the Board of Directors of AmerisourceBergen Corporation.

Item 7.           Exemption from Registration Claimed.

                  Not applicable.

Item 8.           Exhibits.

                  The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

         Exhibit No.    Description
         -----------    -----------
         4.1            AmerisourceBergen Corporation 2001 Deferred Compensation Plan

         4.2            AmerisourceBergen Corporation 2001 Restricted Stock Plan

         5.1            Opinion of Pepper Hamilton LLP

         5.2            Opinion of Pepper Hamilton LLP

         23.1           Consent of Ernst & Young LLP

         23.2           Consent of Pepper Hamilton LLP (included in Exhibits 5.1 and 5.2 hereto)

         24.1           Power of Attorney (see signature pages at pp. 10-11)

Item 9.           Undertakings.

                  The undersigned Registrant hereby undertakes as follows:

                  (a) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

                       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                       (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective Registration Statement.

                       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterbrook, Pennsylvania, on November 6, 2002.

                             AMERISOURCEBERGEN CORPORATION


                             By: /s/ R. David Yost
                                 -----------------
                                 Name: R. David Yost
                                 Title: Chief Executive Officer

                                POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints William D. Sprague, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date:  October 30, 2002              R. David Yost
                                     -------------
                                     R. David Yost, President, Chief Executive
                                     Officer and Director (Principal Executive
                                     Officer)

Date:  October 30, 2002              /s/ Michael D. DiCandilo
                                     ------------------------
                                     Michael D. DiCandilo, Senior Vice President
                                     and Chief Financial Officer (Principal
                                     Financial and Accounting Officer)

Date:  October 30, 2002              /s/ Robert E. Martini
                                     ---------------------
                                     Robert E. Martini, Director and Chairman

Date:  October 30, 2002              /s/ Rodney H. Brady
                                     -------------------
                                     Rodney H. Brady, Director

Date:  October 30, 2002              /s/ Charles H. Cotros
                                     ---------------------
                                     Charles H. Cotros, Director

Date:  October 30, 2002              /s/ R.C. Gozon
                                     --------------------
                                     Richard C. Gozon, Director

Date:  October 30, 2002              /s/ Edward E. Hagenlocker
                                     -------------------------
                                     Edward E. Hagenlocker, Director

Date:  October 30, 2002              /s/ Jane E. Henney
                                     ------------------
                                     Jane E. Henney, M.D., Director

Date:  October 30, 2002              /s/ James R. Mellor
                                     -------------------
                                     James R. Mellor, Director

Date:  October 30, 2002              /s/ Francis G. Rodgers
                                     ----------------------
                                     Francis G. Rodgers, Director

Date:  October 30, 2002              /s/ J. Lawrence Wilson
                                     ----------------------
                                     J. Lawrence Wilson, Director

                                  EXHIBIT INDEX

          4.1           AmerisourceBergen Corporation 2001 Deferred Compensation
                        Plan

         *4.2 AmerisourceBergen Corporation 2001 Restricted Stock Plan (Exhibit 10.2 to the Registrant's Form 10-Q for the quarter ended March 31, 2002)

          5.1           Opinion of Pepper Hamilton LLP

          5.2           Opinion of Pepper Hamilton LLP

         23.1           Consent of Ernst & Young LLP

         23.2 Consent of Pepper Hamilton LLP (included in Exhibits 5.1 and 5.2 hereto)

         24.1           Power of Attorney (see signature pages at pp. 10-11)

-----------------

*Incorporated by reference